EXHIBIT 99.1

PhytoMedical To Develop New Class Of Antitumour Agents Designed To Bind To DNA And Kill Cancer Cells.

Patented technology blocks cancer cell DNA replication through process called “bis-intercalation” which inhibits cancer cell growth.

Princeton, NJ – June 5, 2007 - PhytoMedical Technologies, Inc. (OTCBB: PYTO) (FWB: ET6), today announced the signing of their first developmental collaboration in the area of cancer research with the renowned Dartmouth College.

Led by Dr. Gordon W. Gribble, Dartmouth scientists have synthesized a novel class of antitumour agents with a cytotoxic affinity for cancer cells that are designed to bind more tightly to cancer cell DNA than many conventional anticancer drugs by a process called bis-intercalation or “double binding,” much like a molecular staple. Because the DNA is the blueprint of life for the cancer cell, such binding stops the replication of the DNA, which prevents the growth of the cancer cell and it dies.

In Dr. Gribble’s initial published research his synthesized compounds were evaluated on their ability to bind to DNA and measured for cytotoxicity against a mouse leukemia cell line.  A patent was issued based on the success of the research and the promise that these novel compounds have for the control of cancer.

Given the ongoing problem of cancer chemotherapeutic drug resistance, it is essential to develop new drugs with new and more powerful modes of action. In collaboration with Dr. Gribble and Dartmouth College, PhytoMedical plans to improve upon the concept of bis-intercalation and will evaluate these new compounds against several different cancer cell lines, including prostate, lung, brain and bladder cancer.

“Our cancer research collaboration with Dartmouth College adds yet another novel class of compounds to our expanding drug discovery pipeline,” commented PhytoMedical President and CEO, Mr. Greg Wujek.

“In addition to today’s new cancer research initiative, we also continue with the development of an entirely new, innovative class of polyphenolic compounds shown in published human and pre-clinical animal studies to favorably effect type-2 diabetes. In fact, participants in the human study had their blood sugar levels drop by an average of 18  to 29% - without side effects.”

Dr. Gordon W. Gribble

Dr. Gordon W. Gribble received his B.S. degree in Chemistry in 1963 from the University of California, Berkeley, and his Ph.D. in Organic Chemistry in 1967 from the University of Oregon. He has published 290 papers and review articles in the field of organic chemistry, focusing on the synthesis of biologically active natural products, new synthetic methodology, heterocyclic organic chemistry, chemopreventive triterpenoids and the isolation of natural products from marine and terrestrial sources. He has also refereed 180 research proposals for 17 agencies.

Additionally, Dr. Gribble has garnered numerous awards, including the National Institutes of Health Research Career Development Award, three Dartmouth Senior Faculty Fellowships, the National Science Foundation Professional Development Award and the American Cyanamid Academic Award. In 1998, he was awarded the Chemistry Alumni Award by the University of Oregon.  In 2005, he was named to an endowed Chair at Dartmouth.

About PhytoMedical Technologies, Inc.

PhytoMedical Technologies, Inc. (OTCBB: PYTO; Frankfurt Stock Exchange: ET6), together with its wholly owned subsidiaries, is a pharmaceutical company focused on research, development and commercialization of pharmaceutical products.

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